HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter of Fiscal 2022 and Quarterly Dividend

ASHEVILLE, N.C., January 27, 2022 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of fiscal 2022 and approval of its quarterly dividend.
For the quarter ended December 31, 2021 compared to the corresponding quarter in the previous year:
•net income was $11.1 million, compared to $9.5 million;
•diluted earnings per share ("EPS") was $0.68, compared to $0.57;
•annualized return on assets ("ROA") was 1.24%, compared to 1.03%;
•annualized return on equity ("ROE") was 11.02%, compared to 9.41%;
•provision for credit losses was a net benefit of $2.5 million, compared to a net benefit of $3.0 million;
•noninterest income was $10.2 million compared to $9.3 million;
•299,397 shares of Company common stock were repurchased during the quarter at an average price of $29.96 per share;
•net commercial loan growth, excluding U.S. Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans, was $41.9 million, or 8.6% annualized compared to a decline of $44.6 million, or 9.8% annualized, in the prior year; and
•quarterly cash dividends increased $0.01 per share, or 12.5%, to $0.09 per share, totaling $1.4 million.
For the six months ended December 31, 2021 compared to the previous year:
•net income was $21.6 million, compared to $15.2 million;
•diluted earnings per share ("EPS") was $1.33, compared to $0.92;
•annualized return on assets ("ROA") was 1.21%, compared to 0.83%;
•annualized return on equity ("ROE") was 10.78%, compared to 7.58%;
•provision for credit losses was a net benefit of $4.0 million, compared to a net benefit of $2.1 million;
•noninterest income was $20.5 million compared to $18.0 million;
•675,832 shares of Company common stock were repurchased during the six months at an average price of $28.71 per share; and
•net commercial loan growth, excluding PPP loans, was $78.9 million, or 8.2% annualized compared to a decline of $11.0 million, or 1.2% annualized in the prior year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on March 3, 2022 to shareholders of record as of the close of business on February 17, 2022.
“We continue to be encouraged by the positive trends within our commercial loan portfolio, both in terms of the volume of originations and the performance of the portfolio,” said Dana Stonestreet, Chairman and Chief Executive Officer. “Our commercial portfolio continues to grow at an annual rate in the mid- to high-single digits which we've maintained for several years. While the main driver of this growth has been our equipment finance portfolio, all commercial lines of business have experienced growth over the past year. In addition, the levels of nonperforming and classified credits remain at historically low levels. As a reflection of both the strong credit quality of our loan portfolio and a continued improvement in forecasted economic conditions, we were again able to release reserves this quarter recording a $2.5 million benefit for credit losses. Going forward we will continue to focus on the asset origination capacity of all of our lines of business, while maintaining the credit culture that has supported our growth in recent years.”
Comparison of Results of Operations for the Three Months Ended December 31, 2021 and 2020
Net interest income increased by $1.1 million, or 4.0%, to $27.2 million for the quarter ended December 31, 2021, compared to $26.1 million for the comparative quarter in fiscal 2021. Interest and dividend income decreased by $1.7 million, or 5.5%, primarily driven by lower average balances on interest-earning assets combined with lower loan yields. This decrease was offset by a $2.7 million, or 67.3% decrease in interest expense. Average interest-earning assets decreased $139.2 million, or 4.1%, to $3.3 billion for the quarter ended December 31, 2021. The main drivers of the change were decreases of $103.5 million, or 24.8%, in the average balance of commercial paper and deposits in other banks and $11.9 million, or 8.9%, in debt securities available for sale as the Company continues to use excess liquidity to reduce borrowings, which declined by $417.8 million, or 88.0%, when compared to the prior period. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2021 increased to 3.33% from 3.07% for the same period a year ago as all higher rate long-term borrowings were repaid during the quarter ended June 30, 2021.
Total interest and dividend income decreased $1.7 million, or 5.5%, for the quarter ended December 31, 2021 as compared to the same quarter last year, which was primarily a result of a $1.4 million, or 5.0%, decrease in loan interest income, and a $146,000, or 23.8%, decrease in interest income from commercial paper and deposits in other banks. The lower interest income in each category was mainly driven by the overall decrease in average balances as discussed above, in addition to declines in the average yields on loans of 19 basis points, from 4.02% to 3.83%, and debt securities available for sale of 16 basis points, from 1.50% to 1.34%. Loan interest income for the quarter included the amortization of $286,000 of PPP loan origination fees, a decline of $202,000 when compared to the $488,000 recognized in the prior period. The overall average yield on interest-earning assets decreased 5 basis points to 3.49% for the current quarter compared to 3.54% in the same quarter last year primarily due to the change in mix of interest-earning assets, as excess liquidity was used to repay long-term borrowings and reduce short-term interest-earning assets with lower yields.
Total interest expense decreased $2.7 million, or 67.3%, for the quarter ended December 31, 2021 compared to the same period last year. The decrease was driven by a $1.7 million, or 99.1%, decrease in interest expense on borrowings as discussed above and a $1.0 million, or 44.4%, decrease in interest expense on deposits. The average balance of total deposits increased by $296.8 million, or 10.8%, with noninterest-bearing deposits and interest-bearing deposits increasing $212.8 million and $84.0 million, respectively. The increase in interest-bearing deposits was driven by a $149.5 million, or 17.6% increase in money market accounts, partially offset by a $132.5 million, or 23.0%, decrease in certificates of deposit. As stated above, average borrowings for the quarter ended December 31, 2021 decreased $417.8 million, or 88.0%, along with a 130 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and the effect of government stimulus. The decrease in the average cost of borrowings was primarily driven by the early retirement of long-term borrowings reducing the average balance and partially driven by a shift to short-term borrowings at lower rates. The overall average cost of funds decreased 37 basis points to 0.22% for the current quarter compared to 0.59% in the same quarter last year.
Noninterest income increased $0.9 million, or 8.9%, to $10.2 million for the quarter ended December 31, 2021 from $9.3 million for the same period in the previous year. This change was primarily due to a $369,000, or 27.3%, increase in operating lease income, a $236,000, or 41.5%, increase in loan income and fees, and a $197,000, or 5.3%, increase in gain on sale of loans. The increase in operating lease income was driven by increases in loan originations and higher outstanding lease balances during the period. The increase in loan income and fees was largely a result of transitioning SBA loan servicing processes in-house, which began July 1, 2021. During the quarter ended December 31, 2021, $86.9 million of residential mortgage loans originated for sale were sold with gains of $2.2 million compared to $108.9 million sold and gains of $2.8 million in the corresponding period in the prior year. There were $12.6 million of sales of the guaranteed portion of SBA commercial loans with gains of $1.3 million in the current quarter compared to $9.3 million sold and gains of $778,000 million for the same period last year. The Company sold $24.8 million of home equity lines of credit (HELOC) during the quarter for a gain of $159,000 compared to $23.2 million sold and gains of $158,000 in the corresponding period last year. Lastly, $11.5 million of indirect auto finance loans were sold in the current quarter out of the held for investment portfolio for a gain of $205,000. No such sales occurred in the same period in the prior year.
Noninterest expense decreased $534,000, or 2.0%, for the quarter ended December 31, 2021 as compared to the same period last year, which was primarily a result of a decrease of $828,000, or 5.3%, in salaries and benefits expense due to branch closures and lower mortgage banking incentive pay in the period partially offset by an increase of $505,000, or 154.4%, in marketing and advertising expense driven by reduced media advertising in the prior period as a result of the pandemic.
For the quarter ended December 31, 2021, the Company's income tax expense increased $269,000, or 10.4%, to $2.9 million from $2.6 million as a result of higher taxable income. The effective tax rates for the quarters ended December 31, 2021 and 2020 were 20.5% and 21.5%, respectively.
Comparison of Results of Operations for the Six Months Ended December 31, 2021 and 2020
Net interest income increased by $3.2 million, or 6.3%, to $54.9 million for the six months ended December 31, 2021, compared to the same period last year. Interest and dividend income decreased by $2.8 million, or 4.6%, primarily driven by lower average balances on interest-earning assets combined with lower loan yields. This decrease was offset by a $6.1 million, or 67.5%, decrease in interest expense. Average interest-earning assets decreased $163.4 million, or 4.8%, to $3.3 billion for the six months ended December 31, 2021. The biggest reason for the change was a decrease of $125.0 million, or 29.7%, in commercial paper and deposits in other banks, as the Company used excess liquidity to reduce borrowings, where the average balance declined from $475.0 million to $56.4 million. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2021 increased to 3.37% from 3.02% for the same period a year ago as all higher rate long-term borrowings were repaid during the quarter ended June 30, 2021.
Total interest and dividend income decreased $2.8 million, or 4.6%, for the six months ended December 31, 2021 as compared to the same period last year, which was primarily a result of a $2.1 million, or 3.7%, decrease in loan interest income and a $696,000, or 46.6%, decrease in interest income from commercial paper and deposits in other banks. The lower interest income in each category was mainly driven by the decrease in average balances as discussed above. In addition, average loan yields decreased 10 basis points to 3.90% for the quarter ended December 31, 2021 from 4.00% in the corresponding quarter last year, average yields on debt securities available for sale decreased 28 basis points to 1.43% from 1.71%, and average yields on commercial paper and deposits in other banks decreased 16 basis points to 0.54% from 0.70%. Loan interest income for the six months included the amortization of $710,000 of PPP loan origination fees, a decline of $32,000 when compared to the $742,000 recognized in the prior period. The overall average yield on interest-earning assets increased one basis point to 3.55% for the six months compared to 3.54% in the same period last year primarily due to the use of excess liquidity to repay long-term borrowings.
Total interest expense decreased $6.1 million, or 67.5%, for the six months ended December 31, 2021 compared to the same period last year. The decrease was driven by a $3.3 million, or 98.8%, decrease in interest expense on borrowings as discussed above and a $2.7 million, or 48.6%, decrease in interest expense on deposits. The average balance of total deposits increased by $272.2 million, or 9.9%, with noninterest-bearing deposits and interest-bearing deposits increasing $215.4 million and $56.8 million, respectively. The increase in interest-bearing deposits was driven by a $62.9 million, or 11.0%, increase in interest-bearing checking accounts and $156.5 million, or 18.7%, increase in money market accounts, partially offset by a $182.2 million, or 28.8%, decrease in certificates of deposit. As stated above average borrowings for the six months ended December 31, 2021 decreased $418.6 million, or 88.1%, along with a 126 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and the effect of government stimulus. The decrease in the average cost of borrowings was primarily driven by the early retirement of long-term borrowings reducing the average balance and partially driven by a shift to short-term borrowings at lower rates. The overall average cost of funds decreased 40 basis points to 0.25% for the six months compared to 0.65% in the same period last year.
Noninterest income increased $2.5 million, or 14.2%, to $20.5 million for the six months ended December 31, 2021 from $18.0 million for the same period in the previous year. This change was due to a $910,000, or 12.9%, increase in the gain on sale of loans, a $741,000, or 71.0%, increase in loan income and fees, a $583,000, or 21.8%, increase in operating lease income, and a $372,000, or 8.2%, increase in service charges and fees on deposit accounts. During the six months ended December 31, 2021, $150.7 million of residential mortgage loans originated for sale were sold with gains of $4.3 million compared to $190.7 million sold and gains of $5.0 million in the corresponding period in the prior year. There were $27.0 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.1 million in the six months compared to $24.5 million sold and gains of $1.8 million for the same period last year. The Company sold $72.2 million of HELOCs during the six months ended December 31, 2021 for a gain of $426,000 compared to $42.1 million sold and gains of $258,000 in the corresponding period last year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the current period for a gain of $205,000. No such sales occurred in the same period in the prior year. The $741,000, or 71.0%, increase in loan income and fees was primarily a result of $536,000 in additional loan servicing fees as a result of bringing the Company's SBA loan servicing process in-house, which began July 1, 2021, and $279,000 in additional prepayment fee income from our equipment finance line of business. The increase in operating lease income was primarily driven by increases in loan originations and higher outstanding lease balances during the period. Lastly, the increase in service charges on deposit accounts was the result of a $290,000 increase in interchange income driven by higher debit card usage.
Noninterest expense decreased $518,000, or 1.0%, for the six months ended December 31, 2021 as compared to the same period last year, which was primarily a result of a decrease of $755,000, or 2.4%, in salaries and benefits expense due to branch closures and lower mortgage banking incentive pay in the period and a reduction of core deposit amortization expense of $282,000, or 64.1%, partially offset by an increase of $885,000, or 135.7%, in marketing and advertising expense driven by reduced media advertising in the prior period as a result of the pandemic.
For the six months ended December 31, 2021, the Company's income tax expense increased $1.8 million, or 44.6%, to $5.8 million from $4.0 million as a result of higher taxable income. The effective tax rates for the six months ended December 31, 2021 and 2020 were 21.3% and 21.0%, respectively.
Balance Sheet Review
Total assets and liabilities decreased by $21.9 million and $27.1 million to $3.5 billion and $3.1 billion, respectively, at December 31, 2021 as compared to June 30, 2021. The decrease in assets was primarily driven by a combined decrease of $56.9 million, or 23.0%, in cash and cash equivalents, certificates of deposit in other banks, and debt securities available for sale, and a $37.2 million, or 1.4%, decrease in loans receivable as the Company redirected its excess liquidity to continue paying down borrowings during the period. These decreases were partially offset by a $64.6 million, or 34.1%, increase in commercial paper and a $8.5 million, or 9.1%, increase in loans held for sale.
Total loans decreased $37.2 million, or 1.4%, to $2.7 billion at December 31, 2021 from the balance at June 30, 2021. The decrease was driven by PPP forgiveness of $27.6 million and an $88.5 million, or 11.6%, decrease in retail consumer loans primarily resulting from a reduction in one-to-four family loans and indirect auto finance loans, partially as a result of the sale of $11.5 million of these loans in November 2021. This decrease was partially offset by a $78.9 million, or 4.1%, increase in commercial loans (excluding PPP loans) as the Company continues its focus on the growth of this loan segment.
Stockholders' equity increased $5.2 million, or 1.3%, to $401.7 million at December 31, 2021 as compared to June 30, 2021. Activity within stockholders' equity included $21.6 million in net income, $4.8 million in stock-based compensation expense, stock repurchases of $19.4 million, and $2.7 million in cash dividends declared. As of December 31, 2021, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses on loans was $30.9 million, or 1.15%, of total loans at December 31, 2021 compared to $35.5 million, or 1.30%, of total loans at June 30, 2021. The overall decrease was driven by lower expected credit losses estimated by management based on an improving economic outlook.

The provision for credit losses was a net benefit of $4.0 million for the six months ended December 31, 2021, compared to a net benefit of $2.1 million for the corresponding period in fiscal year 2021. Net loan charge-offs totaled $760,000 for the six months ended December 31, 2021, compared to $637,000 for the same period last year. Net charge-offs as a percentage of average loans were 0.05% for the six months ended December 31, 2021 compared to 0.04% for the corresponding period last year.
Nonperforming assets decreased by $6.6 million, or 51.4%, to $6.2 million, or 0.18%, of total assets at December 31, 2021 compared to $12.8 million, or 0.36% of total assets at June 30, 2021. The significant decrease from June 30, 2021 was primarily a result of the payoff of two commercial real estate loan relationships totaling $5.1 million in the prior quarter. Nonperforming assets included $6.2 million in nonaccruing loans and $45,000 in REO at December 31, 2021, compared to $12.6 million and $188,000 in nonaccruing loans and REO, respectively, at June 30, 2021. Nonperforming loans to total loans was 0.23% at December 31, 2021 and 0.46% at June 30, 2021.
As of December 31, 2021, the Company had $652,000 in loans with full principal and interest payment deferrals related to COVID-19 compared to $107,000 at June 30, 2021. Substantially all loans placed on full payment deferral during the pandemic have come out of deferral and borrowers are either making regular loan payments or interest-only payments. As of December 31, 2021, the Company had $15.6 million in commercial loan deferrals on interest-only payments compared to $78.9 million at June 30, 2021.
The ratio of classified assets to total assets decreased to 0.65% at December 31, 2021 from 0.76% at June 30, 2021. Classified assets decreased $3.8 million, or 14.2%, to $22.9 million at December 31, 2021 compared to $26.7 million at June 30, 2021 primarily due to the payoff of two commercial real estate loan relationships discussed above. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its monitoring of the portfolio during these uncertain times.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of December 31, 2021, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on their website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause the Company's actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, the Company and could negatively affect its operating and stock performance. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HTB.COM
Contact:
Dana L. Stonestreet – Chairman and Chief Executive Officer
C. Hunter Westbrook – President and Chief Operating Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021	December 31, 2020
Assets
Cash	$20,586	$22,431	$22,312	$24,621	$27,365
Interest-bearing deposits	14,240	20,142	28,678	139,474	198,979
Cash and cash equivalents	34,826	42,573	50,990	164,095	226,344
Commercial paper	254,157	196,652	189,596	238,445	183,778
Certificates of deposit in other banks	34,002	35,495	40,122	42,015	48,637
Debt securities available for sale, at fair value	121,851	124,576	156,459	162,417	153,540
Other investments, at cost	22,117	20,891	23,710	28,899	39,572
Loans held for sale	102,070	105,161	93,539	86,708	118,439
Total loans, net of deferred loan fees and costs	2,696,072	2,719,642	2,733,267	2,690,153	2,678,624
Allowance for credit losses - loans	(30,933)	(34,406)	(35,468)	(36,059)	(39,844)
Loans, net	2,665,139	2,685,236	2,697,799	2,654,094	2,638,780
Premises and equipment, net	69,461	68,568	70,909	70,886	70,104
Accrued interest receivable	8,200	8,429	7,933	8,271	9,796
Real estate owned ("REO")	45	45	188	143	252
Deferred income taxes, net	12,019	15,722	16,901	16,889	18,626
Bank owned life insurance ("BOLI")	94,209	93,679	93,108	93,877	93,326
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles, net	185	250	343	473	638
Other assets	58,900	58,445	57,488	55,763	52,501
Total assets	$3,502,819	$3,481,360	$3,524,723	$3,648,613	$3,679,971
Liabilities and stockholders' equity
Liabilities
Deposits	$2,998,691	$2,987,284	$2,955,541	$2,908,478	$2,743,269
Borrowings	48,000	40,000	115,000	275,000	475,000
Other liabilities	54,382	57,565	57,663	58,683	56,978
Total liabilities	3,101,073	3,084,849	3,128,204	3,242,161	3,275,247
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	163	163	167	167	168
Additional paid in capital	147,552	151,425	160,582	162,010	166,352
Retained earnings	258,986	249,331	240,075	248,767	242,182
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,555)	(5,687)	(5,819)	(5,951)	(6,083)
Accumulated other comprehensive income	600	1,279	1,514	1,459	2,105
Total stockholders' equity	401,746	396,511	396,519	406,452	404,724
Total liabilities and stockholders' equity	$3,502,819	$3,481,360	$3,524,723	$3,648,613	$3,679,971
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(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 16,303,461 at December 31, 2021; 16,307,658 at September 30, 2021; 16,636,483 at June 30, 2021; 16,655,347 at March 31, 2021; and 16,791,027 at December 31, 2020.

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest and dividend income
Loans	$26,929	$27,895	$28,343	$54,824	$56,935
Commercial paper and interest-bearing deposits	468	331	614	$799	1,495
Debt securities available for sale	411	524	504	935	1,032
Other investments	680	555	696	1,235	1,144
Total interest and dividend income	28,488	29,305	30,157	57,793	60,606
Interest expense
Deposits	1,305	1,572	2,347	2,877	5,600
Borrowings	15	26	1,688	41	3,375
Total interest expense	1,320	1,598	4,035	2,918	8,975
Net interest income	27,168	27,707	26,122	54,875	51,631
Provision (benefit) for credit losses	(2,500)	(1,460)	(3,030)	(3,960)	(2,080)
Net interest income after provision (benefit) for credit losses	29,668	29,167	29,152	58,835	53,711
Noninterest income
Service charges and fees on deposit accounts	2,513	2,372	2,416	4,885	4,513
Loan income and fees	805	979	569	1,784	1,043
Gain on sale of loans held for sale	3,901	4,057	3,704	7,958	7,048
BOLI income	490	518	511	1,008	1,043
Operating lease income	1,718	1,540	1,349	3,258	2,675
Other	753	886	795	1,639	1,661
Total noninterest income	10,180	10,352	9,344	20,532	17,983
Noninterest expense
Salaries and employee benefits	14,872	15,280	15,700	30,152	30,907
Occupancy expense, net	2,401	2,317	2,261	4,718	4,554
Computer services	2,369	2,324	2,220	4,693	4,527
Telephone, postage, and supplies	735	712	871	1,447	1,533
Marketing and advertising	832	705	327	1,537	652
Deposit insurance premiums	302	566	487	868	998
Gain on sale of REO	—	(3)	—	(3)	(35)
REO related expense	116	145	165	261	413
Core deposit intangible amortization	65	93	202	158	440
Other	4,217	3,877	4,210	8,094	8,454
Total noninterest expense	25,909	26,016	26,443	51,925	52,443
Net income before income taxes	13,939	13,503	12,053	27,442	19,251
Income tax expense	2,861	2,976	2,592	5,837	4,037
Net income	$11,078	$10,527	$9,461	$21,605	$15,214

Per Share Data

	Three Months Ended			Six Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income per common share:(1)
Basic	$0.70	$0.66	$0.58	$1.36	$0.93
Diluted	$0.68	$0.65	$0.57	$1.33	$0.92
Average shares outstanding:
Basic	15,632,283	15,761,247	16,202,844	15,696,765	16,216,917
Diluted	15,989,606	16,146,611	16,563,359	16,057,607	16,514,831
Book value per share at end of period	$24.64	$24.31	$24.10	$24.64	$24.10
Tangible book value per share at end of period (2)	$23.06	$22.73	$22.55	$23.06	$22.55
Cash dividends declared per common share	$0.09	$0.08	$0.08	$0.17	$0.15
Total shares outstanding at end of period	16,303,461	16,307,658	16,791,027	16,303,461	16,791,027
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(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Six Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	1.24%	1.20%	1.03%	1.21%	0.83%
Return on equity (ratio of net income to average equity)	11.02	10.62	9.41	10.78	7.58
Tax equivalent yield on earning assets(2)	3.49	3.61	3.54	3.55	3.54
Rate paid on interest-bearing liabilities	0.22	0.27	0.59	0.25	0.65
Tax equivalent average interest rate spread (2)	3.27	3.34	2.95	3.30	2.89
Tax equivalent net interest margin(2) (3)	3.33	3.41	3.07	3.37	3.02
Average interest-earning assets to average interest-bearing liabilities	139.06	137.94	126.99	138.50	126.09
Operating expense to average total assets	2.91	2.96	2.88	2.92	2.85
Efficiency ratio	69.37	68.36	74.56	68.86	75.33
Efficiency ratio - adjusted (4)	68.81	67.80	73.92	68.30	74.67
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(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Asset quality ratios:
Nonperforming assets to total assets(1)	0.18%	0.19%	0.36%	0.37%	0.40%
Nonperforming loans to total loans(1)	0.23	0.25	0.46	0.49	0.54
Total classified assets to total assets	0.65	0.65	0.76	0.76	0.74
Allowance for credit losses to nonperforming loans(1)	500.70	510.63	281.38	272.64	274.05
Allowance for credit losses to total loans	1.15	1.27	1.30	1.34	1.49
Allowance for credit losses to total gross loans excluding PPP loans(2)	1.16	1.28	1.32	1.38	1.52
Net charge-offs (recoveries) to average loans (annualized)	0.15	(0.04)	(0.04)	(0.03)	(0.01)
Capital ratios:
Equity to total assets at end of period	11.47%	11.39%	11.25%	11.14%	11.00%
Tangible equity to total tangible assets(2)	10.81	10.73	10.59	10.50	10.36
Average equity to average assets	11.28	11.27	11.06	10.79	10.95
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(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2021, there were $919,000 of restructured loans included in nonaccruing loans and $2.4 million, or 39.4% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	Three Months Ended
(Dollars in thousands)	December 31, 2021			December 31, 2020
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)	$2,819,262	$27,236	3.83%	$2,826,133	$28,648	4.02%
Commercial paper and deposits in other banks	313,882	468	0.59%	417,401	614	0.58%
Debt securities available for sale	121,987	411	1.34%	133,856	504	1.50%
Other interest-earning assets(3)	22,327	680	12.09%	39,290	696	7.03%
Total interest-earning assets	3,277,458	28,795	3.49%	3,416,680	30,462	3.54%
Other assets	259,591			257,572
Total assets	$3,537,049			$3,674,252
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	635,268	331	0.21%	584,530	353	0.24%
Money market accounts	998,297	349	0.14%	848,760	414	0.19%
Savings accounts	222,464	40	0.07%	206,205	38	0.07%
Certificate accounts	443,546	585	0.52%	576,078	1,542	1.06%
Total interest-bearing deposits	2,299,575	1,305	0.23%	2,215,573	2,347	0.42%
Borrowings	57,248	15	0.11%	475,000	1,688	1.41%
Total interest-bearing liabilities	2,356,823	1,320	0.22%	2,690,573	4,035	0.59%
Noninterest-bearing deposits	736,271			523,488
Other liabilities	44,974			57,813
Total liabilities	3,138,068			3,271,874
Stockholders' equity	398,981			402,378
Total liabilities and stockholders' equity	$3,537,049			$3,674,252

Net earning assets	$920,635			$726,107
Average interest-earning assets to
average interest-bearing liabilities	139.06%			126.99%
Tax-equivalent:
Net interest income		$27,475			$26,427
Interest rate spread			3.27%			2.95%
Net interest margin(4)			3.33%			3.07%
Non-tax-equivalent:
Net interest income		$27,168			$26,122
Interest rate spread			3.23%			2.91%
Net interest margin(4)			3.29%			3.03%
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(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $307 and $305 for the three months ended December 31, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

	Six Months Ended
(Dollars in thousands)	December 31, 2021			December 31, 2020
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)	$2,819,482	$55,441	3.90%	$2,850,783	$57,550	4.00%
Commercial paper and deposits in other banks	295,746	799	0.54%	420,785	1,495	0.70%
Debt securities available for sale	130,143	935	1.43%	120,062	1,032	1.71%
Other interest-earning assets(3)	22,020	1,235	11.13%	39,118	1,144	5.80%
Total interest-earning assets	3,267,391	58,410	3.55%	3,430,748	61,221	3.54%
Other assets	260,288			254,610
Total assets	$3,527,679			$3,685,358
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	635,362	728	0.23%	572,505	750	0.26%
Money market accounts	993,643	716	0.14%	837,153	964	0.23%
Savings accounts	223,061	81	0.07%	203,374	75	0.07%
Certificate accounts	450,706	1,352	0.60%	632,894	3,811	1.19%
Total interest-bearing deposits	2,302,772	2,877	0.25%	2,245,926	5,600	0.49%
Borrowings	56,356	41	0.15%	475,000	3,375	1.41%
Total interest-bearing liabilities	2,359,128	2,918	0.25%	2,720,926	8,975	0.65%
Noninterest-bearing deposits	722,432			507,087
Other liabilities	48,393			55,699
Total liabilities	3,129,953			3,283,712
Stockholders' equity	397,726			401,646
Total liabilities and stockholders' equity	$3,527,679			$3,685,358

Net earning assets	$908,263			$709,822
Average interest-earning assets to
average interest-bearing liabilities	138.50%			126.09%
Tax-equivalent:
Net interest income		$55,492			$52,246
Interest rate spread			3.30%			2.89%
Net interest margin(4)			3.37%			3.02%
Non-tax-equivalent:
Net interest income		$54,875			$51,631
Interest rate spread			3.26%			2.85%
Net interest margin(4)			3.33%			2.99%
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(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $617 and $615 for the six months ended December 31, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Commercial loans:
Commercial real estate	$1,113,330	$1,132,764	$1,142,276	$1,088,178	$1,056,971
Construction and development	226,439	187,900	179,427	162,820	172,892
Commercial and industrial	162,396	153,612	141,341	140,579	138,761
Equipment finance	367,008	341,995	317,920	291,950	272,761
Municipal leases	131,078	142,100	140,421	129,141	128,549
PPP loans	19,044	28,762	46,650	73,090	64,845
Total commercial loans	2,019,295	1,987,133	1,968,035	1,885,758	1,834,779
Retail consumer loans
One-to-four family	356,850	384,901	406,549	430,001	452,421
HELOCs - originated	128,189	129,791	130,225	131,867	125,397
HELOCs - purchased	30,795	33,943	38,976	46,086	58,640
Construction and land/lots	69,253	69,835	66,027	68,118	75,108
Indirect auto finance	84,581	106,184	115,093	119,656	122,947
Consumer	7,109	7,855	8,362	8,667	9,332
Total retail consumer loans	676,777	732,509	765,232	804,395	843,845
Total loans, net of deferred loan fees and costs	2,696,072	2,719,642	2,733,267	2,690,153	2,678,624
Allowance for credit losses - loans	(30,933)	(34,406)	(35,468)	(36,059)	(39,844)
Loans, net	$2,665,139	$2,685,236	$2,697,799	$2,654,094	$2,638,780

Deposits

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Core deposits:
Noninterest-bearing accounts	$677,159	$711,764	$636,414	$528,711	$469,998
NOW accounts	644,343	621,675	644,958	727,240	654,960
Money market accounts	1,010,901	987,650	975,001	927,519	882,366
Savings accounts	224,474	220,614	226,391	221,537	209,699
Total core deposits	2,556,877	2,541,703	2,482,764	2,405,007	2,217,023
Certificates of deposit	441,814	445,581	472,777	503,471	526,246
Total deposits	$2,998,691	$2,987,284	$2,955,541	$2,908,478	$2,743,269

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Noninterest expense	$25,909	$26,016	$26,443	$51,925	$52,443

Net interest income	$27,168	$27,707	$26,122	$54,875	$51,631
Plus: noninterest income	10,180	10,352	9,344	20,532	17,983
Plus: tax equivalent adjustment	307	310	305	617	615
Net interest income plus noninterest income – adjusted	$37,655	$38,369	$35,771	$76,024	$70,229
Efficiency ratio	69.37%	68.36%	74.56%	68.86%	75.33%
Efficiency ratio - adjusted	68.81%	67.80%	73.92%	68.30%	74.67%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total stockholders' equity	$401,746	$396,511	$396,519	$406,452	$404,724
Less: goodwill, core deposit intangibles, net of taxes	25,780	25,830	25,902	26,002	26,130
Tangible book value	$375,966	$370,681	$370,617	$380,450	$378,594
Common shares outstanding	16,303,461	16,307,658	16,636,483	16,655,347	16,791,027
Tangible book value per share	$23.06	$22.73	$22.28	$22.84	$22.55
Book value per share	$24.64	$24.31	$23.83	$24.40	$24.10

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible equity(1)	$375,966	$370,681	$370,617	$380,450	$378,594
Total assets	3,502,819	3,481,360	3,524,723	3,648,613	3,679,971
Less: goodwill, core deposit intangibles, net of taxes	25,780	25,830	25,902	26,002	26,130
Total tangible assets	$3,477,039	$3,455,530	$3,498,821	$3,622,611	$3,653,841
Tangible equity to tangible assets	10.81%	10.73%	10.59%	10.50%	10.36%
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(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans and the allowance for credit losses as adjusted to exclude PPP loans:

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total gross loans receivable	$2,696,072	$2,719,642	$2,733,267	$2,690,153	$2,678,624
Less: PPP loans	19,044	28,762	46,650	73,090	64,845
Adjusted loans	$2,677,028	$2,690,880	$2,686,617	$2,617,063	$2,613,779

Allowance for credit losses	$30,933	$34,406	$35,468	$36,059	$39,844
Allowance for credit losses / Adjusted loans	1.16%	1.28%	1.32%	1.38%	1.52%